Exhibit 99.2

CBL & ASSOCIATES PROPERTIES, INC.
CONFERENCE CALL, FIRST QUARTER
MAY 2, 2006 @ 10:00 AM EDT

Stephen:
Thank you and good morning. We appreciate your participation in the CBL & Associates Properties Inc., conference call to discuss first-quarter results. Joining me today is John Foy, the Company's Chief Financial Officer and Katie Reinsmidt, Director of Investor Relations who will begin by reading our Safe Harbor disclosure.

Katie:

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. During our discussion today, references made to per share are adjusted to account for the 2-for1 stock split of the Company's common stock and based upon a fully diluted converted share. Also, references made to community centers are only those that are wholly owned or owned in partnerships by CBL & Associates Properties, Inc. We direct you to the Company's various filings with the Securities and Exchange Commission including, without limitation, the Company's Annual Report on Form 10-K and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included therein for a discussion of such risks and uncertainties.

A transcript of today's comments including the earnings release and additional supplemental schedules will be furnished to the SEC on Form 8-K and will be available on our website. This call will also be available for replay on the Internet through a link on our website at cblproperties.com. This conference call is the property of CBL & Associates Properties, Inc. Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

During this conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A description of each non-GAAP measure and a reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in the earnings release on the Form 8-K.


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Stephen:

Thank you, Katie.

The healthy retailer environment we experienced in 2005 has continued into the beginning of this year as we are still seeing encouraging announcements of expansion plans from retailers including JCPenney, Belk, Coldwater Creek, Talbots and many others. We are meeting the demand for growth by retailers not only through our existing portfolio, but also with an expanding number of new development projects including large open-air centers, lifestyle expansions to our existing malls, as well as new community centers. Our leasing staff is preparing for ICSC in Las Vegas later this month and will be marketing an impressive pipeline of new development projects. We are very enthusiastic about our development program going forward and believe that it will be a continued and an expanding contributor to our Company's growth.

DEVELOPMENT:
------------
We opened a number of new anchor and junior anchor stores at several of our properties this past quarter. At Southaven Towne Center, located just south of Memphis in Southaven, MS, we opened a 159,000 square foot Dillard's in March and a 59,000 square foot Gordman's in April. Later this year we will open a 15,000 square foot Books-A-Million. This center is doing extremely well, highlighted by the success of JCPenney, which was Store of the Year for 2005 for the entire company.

At Burnsville Center in Burnsville, MN, we opened Dick's Sporting Goods in April on one level of a former Mervyn's department store. Dick's joined the Steve & Barry's which we opened on the other level last year. Later this year we will open approximately 20,000 square feet of additional shop space as part of this redevelopment.

We currently have over 1.8 million square feet of projects scheduled to open in 2006. This represents a total investment of approximately $215 million. High Pointe Commons, a 300,000 square foot community center development in Harrisburg, PA began construction last quarter. This project is a 50/50 joint venture with High Real Estate Group of Lancaster, PA, and will feature Target and JCPenney as anchors as well as approximately 73,000 square feet of shop space. The project is scheduled to open this October.

In Stillwater, OK, we have a 207,000 square foot community center project under construction. This shopping center will be anchored by Belk, Ross Dress for Less, Linens N' Things, Petco and Pier One. The center will offer shoppers over 70,000 square feet of shop space and is also scheduled to open this October.

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Also under construction is The Plaza at Fayette Mall, a new 190,000 square foot associated center adjacent to our Fayette Mall in Lexington, KY. This project will include a 59,000 square foot 16-screen Cinemark Theater, a 60,000 square foot Gordman's, Guitar Center, Old Navy and approximately 40,000 square feet of small shop space and restaurants. The shop space is approximately 75% leased and committed. The theater is expected to open in July with the remainder of the project opening later this year.

Construction on Phase II of Gulf Coast Town center continues to progress with Belk, JCPenney and Bass Pro Shops opening this fall. Additional anchors and small shops will open later in the year and in the first quarter 2007.

Over the past year we have increased our focus on adding restaurants at our properties. Restaurants add a great deal of appeal to our properties and heighten the overall experience. This effort has been successful, as we have recently announced several restaurant additions to our properties. At Fayette Mall we are in the process of adding a P.F. Chang's and recently opened Abuelo's at the main mall entrance. At Hamilton Place Mall in Chattanooga, TN we are adding P.F. Chang's within the ring road. At Cary Towne Center in Cary, NC we just added a Mimi's Cafe, Pei Wei Diner, and a Starbucks. At Cross Creek Mall in Fayetteville, NC, we recently added a Red Robin restaurant, Salsarita's Fresh Mex and a Starbucks. We are continuing to seek out new opportunities in our properties to add restaurants.

We are continuing to grow our 2007/2008-development pipeline, which currently stands at over 2.0 million square feet, of which approximately 790,000 is already under construction. Our pipeline represents a total investment of approximately $330 million. We recently announced another 2007 project at Valley View Mall in Roanoke, VA where we began construction of The District at Valley View, a 76,000 square foot lifestyle wing. We are redeveloping a portion of the existing space and adding approximately 47,000 square feet of new space. This redevelopment and expansion will feature Barnes & Noble as well as a number of exciting new retailers and a broad array of dining options including Carrabba's, Abuelo's, and Panera Bread.

Another 2007 project currently under construction is The Shoppes at St. Clair Square just outside of St. Louis in Fairview Heights, IL. This 76,000 square foot shopping center will be located next to our 1.1 million square foot St. Clair Square Mall and will open next year with retailers such as Barnes & Noble, Ann Taylor LOFT, Aveda, Banana Republic, Chico's, Coldwater Creek, J. Jill, Joseph A. Banks, Talbots, and other exciting stores. The development is approximately 86% leased and committed and is scheduled to open in Spring 2007.

In Burlington, NC, construction continues on Alamance Crossing, an 870,000 square foot open-air center. This development will be anchored by Dillard's, JCPenney, Barnes & Noble, three additional anchors, and will offer shoppers


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approximately 190,000 square feet of small shops. The 635,000 square foot first phase of the project will open in fall 2007. The remainder is expected to open in 2008.

This past Friday we announced a new project in Milford, CT. Milford Marketplace will be a 112,000 square foot open-air center anchored by a 30,000 square foot upscale specialty supermarket and featuring an outstanding line-up of retailers including Ann Taylor LOFT, Coldwater Creek, Chico's, White House Black Market, J.Jill, Jos. A Bank, Blue Tulip, Tengda Asian Bistro, and others. Over 70% of the project is leased and committed. Construction is slated to begin this month with a grand opening scheduled for Summer 2007.

We recently announced that Barnes & Noble has committed to become a part of Pearland Town Center, our 700,000 square foot open-air project located approximately 20 miles south of Houston in Pearland, TX. This center will feature a Dillard's and Macy's, several junior anchors and approximately 300,000 square feet of small shop space. This project will also include office, entertainment, hotel, and multi-family components. The opening of Pearland Town Center will be in 2008.

As we previously announced, we will spend approximately $69.2 million on eight mall renovations in 2006. The renovations include CoolSprings Galleria in Nashville, TN; Chapel Hill Mall in Akron, OH; Harford Mall in Bel Air, MD; Honey Creek Mall in Terre Haute, IN; Madison Square in Huntsville, AL; Northpark Mall in Joplin, MO; Park Plaza in Little Rock, AR; and Wausau Center in Wausau, WI. CoolSprings Galleria's renovation will be completed in May with the other malls finishing their upgrades this fall. These renovations play an important role in maintaining the dominance of our mall properties. Although there is no way to initially quantify returns from renovations, we are able to look back at the 2-3 year period following the completion of a renovation and see a substantial increase in NOI. For example, the four mall renovations completed in 2003 saw an increase of over 12% in 2005 NOI.

LEASING:
---------
In the first quarter, we signed approximately 800,000 square feet of leases in our operating portfolio, including 298,000 square feet of new leases and 502,000 square feet of renewal leases. This compares with 815,000 square feet completed in the first quarter 2005, of which 263,000 square feet were new leases and 552,000 square feet were renewals. We also completed approximately 459,000 square feet of leasing for development projects in the first quarter. This compares with approximately 164,000 square feet of leasing for development projects in the first quarter 2005.

For total leasing of spaces 20,000 square feet and less, we achieved an average increase of 9.0% over the average base rent per square foot of expiring leases


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in the quarter. This number was negatively impacted by several renewals with
Limited and music store operators where the negotiated rents were lower than the prior rents. The renewed Limited deals were signed for a one or two-year term to provide us with time to find a smaller space in which to relocate the downsized Limited stores and find replacement tenants. Excluding these renewals, for total leasing our average increase over average base rent per square foot of expiring leases was 16.2%.

For same space leasing, we achieved an average increase of 3.0% over the average base rent per square foot in the prior leases. Again, excluding the Limited and music store renewals, for same space we achieved an average increase of 10.6% over base rent per square foot in the prior leases.

Total portfolio occupancy at March 31, 2006 was unchanged from the prior year period at 91.3%. Occupancy in the associated centers increased 10 basis points to 92.0% at quarter-end. Stabilized mall occupancy at the end of the quarter was 91.3%, a 60 basis point decline from the prior year period.

Our stabilized mall occupancy rate declined 60 basis points from the year ago period primarily as a result of the approximately 183,000 square feet of store closures related to Musicland's bankruptcy and Casual Corner/Petite Sophisticate lease terminations. With the bankruptcy season winding down, we believe the greatest impact from store closures has already been absorbed. For the balance of the year, if the retailer situation remains as healthy as it is today, our occupancy rate should begin to improve over the prior year period. We have made a good deal of progress on back-filling these vacated spaces. We already have approximately 25% of the space leased and committed and have proposals out on the majority of the remainder. These closures have opened up a number of opportunities to bring outstanding retailers such as Georgiou, Chico's, Hollister, and Gymboree into great locations within the mall.


BANKRUPTCY UPDATE:
-------------------
Since bankruptcies were fairly limited in 2005, new bankruptcies in the first quarter 2006 were higher than the prior year period with a total of 20 stores closing due to bankruptcy in the first quarter representing a total of 56,000 square feet and $1.1 million in annual base rent. This included 12 Musicland stores representing 36,000 square feet and $687,000 in annual base rent. Subsequent to the quarter end we expect to close an additional 11 Musicland stores representing 50,000 square feet and $1.2 million in annual base rent. In addition to the bankruptcies we had 26 Casual Corner/Petite Sophisticate stores terminate their leases early, representing 147,000 square feet and $3.4 million in annual base rent. In total the impact of bankruptcies and store closures year-to-date represents 253,000 square feet and $5.7 million in annual base rent.

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RETAIL SALES
-------------
Same store sales for those tenants reporting for the first quarter 2006 for mall shops 10,000 square feet or less in stabilized malls increased 2.8% over the prior year to an average of $332 per square foot for the trailing twelve-months.

Occupancy costs, as a percent of sales, were 12.6% for the first quarter of 2006, compared with 13.9% in the prior year period. The decline in occupancy cost from the prior year period was primarily the result of lower occupancy cost in the recently acquired malls, the inclusion of Southaven Town Center, as well as the timing of receipt of percentage rents.

I will now turn the call over to John for our financial review.

JOHN:
------
Thank you, Stephen.


ACQUISITIONS/DISPOSITIONS:
---------------------------
This quarter we did not complete any acquisitions. Although we continue to see opportunities in the market and have considered a number of possible acquisitions this quarter, we did not find anything that met our criteria. We are continuing to seek out new opportunities that fit with our dominant mall strategy; however, we believe that acquisitions will likely play a much smaller role in 2006 than they have in recent years.

As we announced earlier last week we have exercised our right to sell Springdale Center in Mobile, AL, and Wilkes-Barre Township Marketplace in Wilkes - Barre Township, PA, to Galileo for $63.0 million, in cash. In addition, we also announced that we intend to exercise our right to sell three additional centers to Galileo including Fashion Square in Orange Park, FL, Chicopee Marketplace in Chicopee, MA, and Cobblestone Village at Royal Palm in West Palm Beach, FL.

We expect to receive a total consideration of approximately $106.5 million with the transaction estimated to close this month. We anticipate deploying the proceeds from the sale into a tax-advantageous 1031 like-kind exchange for the Layton Hills Mall in Layton, UT, that the company acquired in November of last year. As a result of our intent to sell the three additional properties we have classified them as held for sale on our balance sheet. The sale of the three centers is expected to generate a gain of approximately $9.0 million, which will be included in GAAP net income in the second quarter, but not included in FFO.


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The sale of the five properties will result in lost FFO of $0.05 per share, but this will be partially offset by $0.04 per share in interest savings from the payoff of the note on Layton Hills Mall.

FINANCIAL REVIEW:
------------------
During the first quarter 2006, FFO per share increased 9.2% to $0.83 per share from $0.76 per share in the prior year period. In the first quarter FFO included approximately $5.8 million or $0.05 per share from lease termination fees related to the settlement with Casual Corner/Petite Sophisticate and other store closures. This represents a $0.03 increase from the prior year period. We recorded approximately $1.6 million or $0.01 per share in gains on outparcel sales in the first quarter. This represented a decline of $0.01 over the prior year period. 16.5% of the quarter's increase in FFO was attributable to internal sources and 83.5% from external sources.

Additional highlights for the quarter included:

o Same center NOI increased 3.6%. You may recall that in 2004, we had significant adjustments in our bad debt expense and other charges against revenue. However in the same period 2005 we had excellent recovery of these adjustments, which positively impacted first quarter 2005 NOI growth and created a higher base from which to grow.
o For the quarter, G&A represented approximately 3.9% of total revenues, compared with 4.3% in the prior year period. We expect G&A for the remainder of the year to be between 4.1% and 4.3% of total revenues.
o Our cost recovery ratio was 104.5% compared with 103.4% in the prior year period. The cost recovery ratio for the remainder of the year should be within a range of 100% and 102%.
o Our debt-to-total market capitalization ratio was 46.4% at the close of the quarter compared with 44.0% at the close of the prior year period. Variable rate debt represented approximately 11.7% of the total market capitalization at quarter-end and 25.2% of total debt.
o Our EBITDA to interest coverage ratio at the end of March was 2.56 times, compared with 2.92 times for the prior year period. This ratio was impacted by increased borrowings for acquisitions and higher interest rates. We are also in the process of refinancing several term loans.

GUIDANCE UPDATE:
-----------------
As indicated in our press release, we are updating our guidance range for 2006 FFO per share to $3.29 to $3.34 per share, which excludes the impact of any unannounced acquisitions, future gain on the sale of outparcels, future lease termination fees, and gains on sales of non-operating properties, and is based on 2006 same store NOI growth of 2.5% to 3.5%. Although we did receive lease termination fees this quarter of $0.05 per share, there will be down time before


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we can re-lease the space. As a result we expect to lose approximately $0.02 in
FFO per share throughout the remainder of the year, which is reflected in our new guidance. As we noted previously, the sale of the five centers to Galileo will result in lost FFO of approximately $0.05 per share for the remainder of the year, which will be partially offset by interest expense savings of approximately $0.04 per share from the paydown of the Layton Hills loan. Finally, we have adjusted our guidance downward by approximately $0.02 for interest expense based on our higher interest rate expectations for the year. Taking all of the items into consideration, our new guidance is $0.01 higher than prior guidance.

CONCLUSION:
------------
We were pleased that a number of you joined us for our property tour in early April when we visited three of our malls, Cary Towne Center in Cary, NC, Triangle Town Center in Raleigh, NC, and Cross Creek Mall in Fayetteville, NC. Each mall serves a distinct market area and illustrates a unique set of benefits and challenges - but all are prime examples of the success of our strategy. Our properties are the foundation of our growth and we are continually finding new ways to generate additional value. We are pleased with the results for this quarter and look forward to continuing to produce great results for our shareholders.

Thank you again for joining us today. We appreciate your continued support and would now be happy to answer any questions you may have.